CONSENT FRANK L. SASSETTI & CO.

The undersigned, Frank L. Sassetti & Co., hereby consents to the use of the audit reports and certifications for the period ended November 30, 1999, for Bromwell Financial Fund, Limited Partnership and Belmont Capital Management, Inc. in the fund's Form S-1 Registration Statement, Amendment No. 3.

The undersigned hereby further consents to inclusion of its name and the other information under the section "Experts" in the Form S-1 Registration Statement, Amendment No. 3 to be filed with the Securities and Exchange commission and the states to be selected by the General Partner.


                                           /s/ Frank L. Sassetti & Co.
                                           Frank L. Sassetti & Co.
                                           6611 West North Avenue
                                           Oak Park, Illinois  60302

                                           (708) 386-1433
Date:  December 16, 1999